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                                                                         PNCBANK

As of November 14, 1996


Associated Investments, Inc.
300 Delaware Avenue, Suite 564
Wilmington, Delaware 19801-1612
Attention: Mr. Keith C. Hartman, Comptroller

     Re: Amendment and Restatement of $100,000,000 Secured, Discretionary Line of Credit Letter Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain letter agreement dated February 15, 1995, between PNC Bank, National Association (the "Bank") and Associated Investments, Inc., a Delaware corporation (the "Borrower"), as previously amended (the "Original Letter Agreement"), pursuant to which the Bank made available to the Borrower a discretionary line of credit in the principal amount of $100,000,000. The Borrower and the Bank have agreed, and by execution of this letter do agree, to amend and restate the Original Letter Agreement in its entirety to read as follows:

The Bank has approved a $100,000,000 discretionary line of credit to the Borrower. The line of credit may be used by the Borrower to fund its general corporate purposes and to fund intercompany loans by the Borrower to (i) its parent, The Associated Group, Inc. (the "Parent"), (ii) any direct and indirect subsidiary of the Parent, and (iii) partnerships of which the Borrower, the Parent or any direct or indirect subsidiary of the Parent is a partner. Advances made under the line of credit, if any, shall be due and payable on demand and, in the absence of demand by the Bank, on the last day of the applicable interest period; provided, however, that Bank shall provide the Borrower four (4) business days prior written notice of demand, except in the event of (i) commencement of a bankruptcy, insolvency or similar proceeding by or against Borrower or against the Parent, or (ii) acceleration of any other indebtedness of Borrower for borrowed money, in which event no such notice is required. All advances made hereunder will bear interest and be subject to the terms and conditions set forth herein and in an amended and restated discretionary line of credit demand note (the "Restated Note"), in form and content satisfactory

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Associated Investments, Inc.
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to the Bank. The line of credit will be reviewed by the Bank from time to time and in any event prior to its expiration on November 30, 1997 (the "Expiration Date") to determine whether it should be continued or renewed.

This is not a committed line of credit. The Borrower acknowledges and agrees that advances made under this line of credit, if any, shall be made at the sole discretion of the Bank. The Bank may decline to make advances under the line, terminate the line or demand repayment of all outstanding obligations thereunder, at any time and for any reason without prior notice to the Borrower except as set forth above in the case of demand. This letter sets forth certain terms and conditions solely to assure that the parties understand each other's expectations and to assist the Bank in evaluating the status, on an ongoing basis, of the line of credit.

In the event the Bank, in its sole discretion, makes an advance(s) hereunder, then as collateral security therefore the Borrower must cause an amended and restated pledge agreement (the "Restated Pledge Agreement"), in form and content satisfactory to the Bank, to be executed and delivered to the Bank, thereby granting to the Bank a first priority perfected lien in the shares of Tele-Communications, Inc. Class A common stock (or such other publically traded stock acceptable to the Bank in its sole discretion) owned by the Borrower (the "Collateral"), having a market value equal to at least 154% of the amount of such advance(s) made hereunder. In addition to the execution and delivery of the Restated Pledge Agreement, Borrower shall also deliver to PNC Bank Delaware, as bailee for the Bank, the original share certificates evidencing the Collateral, together with stock powers for each such share certificate (the "Stock Powers"), duly executed in blank.

Without limiting in any way the discretionary nature of this facility, the Bank's willingness to consider making advances under this facility is subject to Borrower's ongoing agreement to:

(a) furnish the Bank with audited annual financial statements of the Parent within 90 days after the end of the Parent's fiscal year, unaudited quarterly financial statements of the Parent within 45 days after the end of each fiscal quarter and such other financial information as the Bank may reasonably request from time to time, promptly after receipt of each request;

(b) furnish the Bank with Borrower's unaudited quarterly financial statements, within 45 days after the end of each fiscal quarter;

(c) notify the Bank as soon as practicable following the occurrence of any default (or event which, with the passage of time or giving of notice or both, would become a default) under any direct or contingent obligation of Borrower;

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Associated Investments, Inc.
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(d) upon the Bank's request, promptly furnish copies of any covenant compliance certificates prepared in connection with any such obligations; and

(e) upon the Bank's request, promptly furnish the Bank with a report detailing the market value of the Collateral as of the date of the report.

This letter is governed by the laws of the Commonwealth of Pennsylvania.

Enclosed for execution by Borrower is the Restated Note evidencing this facility, together with the Restated Pledge Agreement, the Stock Powers and Form U-1. Please indicate the Borrower's agreement to the terms and conditions of this letter by having the enclosed copy of this letter executed where indicated and returning it to me. Prior to the making of any advance hereunder, the Borrower must (a) deliver to the Bank a duly executed original of (i) the Restated Note, (ii) the Restated Pledge Agreement, (iii) Form U-1, (iv) a certified copy of resolutions adopted by Borrower's Board of Directors authorizing the transactions contemplated by this letter, (v) an incumbency certificate, (vi) a certified copy of Borrower's Articles of Incorporation and By-laws, and (vii) an opinion from Borrower's counsel, each document in form and content satisfactory to the Bank, and (b) deliver to PNC Bank Delaware, as bailee for the Bank, the Stock Powers and the original share certificates evidencing the Collateral having a market value equal to at least 154% of the amount of such requested advance.

We are pleased to offer support for your banking needs and look forward to working with you.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Thomas A. Coates
    --------------------------------
    Thomas A. Coates
    Vice President
    Communications Banking Division

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Associated Investments, Inc.
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With the intent to be legally bound, the above terms are hereby agreed to and accepted as of this 14th day of November, 1996.

[CORPORATE SEAL]                         ASSOCIATED INVESTMENTS, INC.

Attest:___________________________       By: /s/ Keith C. Hartman

Print Name: ______________________       Print Name: Keith C. Hartman

Title: ____________________________      Title: Assistant Secretary